EXHIBIT 11.1

                        Computation of Per Share Earnings

         For the year ended December 31, 1998 and 1997, respectively.



                                               Year-Ended            Year-Ended
                                                12/31/98              12/31/97

          A      NET LOSS FOR PERIOD         $ (2,245,427)         $ (409,172)

          B      BASIC WEIGHTED AVG # OF        2,792,738           2,284,419
                 SHARES

                 WEIGHTED AVG # OF COMMON            N/A                  N/A
                 STK OPTIONS

          C      DILUTED WEIGHTED AVG # OF           N/A                  N/A
                 SHARES



         A/B     BASIC EARNINGS PER SHARE    $     (0.80)           $   (0.18)



         A/C     FULLY DILUTED EARNINGS PER          N/A                  N/A
                 SHARE



        N/A=     Anti-dilutive, therefore
                 reported the same as basic